EXHIBIT 5.1

[Jackson Walker Letterhead]

November 19, 2007

Board of Directors

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Gentlemen:

We are counsel to ATP Oil & Gas Corporation, a Texas corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on October 10, 2007, as amended by Post-Effective Amendment No. 1 dated November 14, 2007 (the “Registration Statement”). The Registration Statement includes a prospectus (the “Prospectus”) that provides that it may be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as it may be supplemented by one or more Prospectus Supplements, relates to, among other things, (i) the proposed issuance and sale from time to time by the Company, pursuant to Rule 415 under the Securities Act, of an indeterminate amount of common stock, par value $0.001 per share (“Common Stock”), and (ii) the proposed sale of shares of Common Stock by selling shareholders. The Prospectus was supplemented by a Prospectus Supplement dated November 15, 2007 pursuant to which a shareholder of the Company, T. Paul Bulmahn, may sell up to 750,000 shares of Common Stock (the “Shares”).

In our capacity as counsel to the Company, we have examined the Registration Statement. We have also examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities, and, for the

ATP Oil & Gas Corporation

November 19, 2007

purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal law of the United States of America and the laws of the State of Texas. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to our reference under the caption “Legal Matters” in the November 15, 2007 Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.
Jackson Walker L.L.P.